Exhibit 107

#	Data Element	Values
1.	Name of the issuer	Grayscale Bitcoin Trust ETF
2.	Business address of Issuer	290 Harbor Drive, 4th Floor, Stamford, CT 06902
3.	Securities Act file number(s) of the registration statement(s) associated with the offering	333-275079
4.	If applicable, the date on which the issuer ceased operations or was deemed to cease operations, pursuant to Rule 456(d)(4)	NA
5.	Last day of the fiscal year for the issuer for which the prospectus is filed	12/31/2024
Calculation of Registration Fee:
6.	Name of the securities for which the prospectus is filed	Grayscale Bitcoin Trust ETF Shares
7.	Aggregate sale price of securities sold during the fiscal year	$ 782,238,123.01
8.	Aggregate redemption or repurchase price of securities redeemed or repurchased during the fiscal year	$ 22,268,956,908.71
9.
Aggregate redemption or repurchase price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not used previously to reduce registration fees payable to the Commission
$ 0.00
10.	Net sales amount	$ 0.00
11.	Amount of redemption credits available for use in future years to offset sales	$ - 21,486,718,785.70
12.	Fee Rate (multiplier for determining registration fee)	0.0001531
13.	Registration fee due (exclusive of any interest due)	$ 0.00
14.	Fee Note

#	Data Element	Values
Fees Summary:
15.	Total Registration Fees (exclusive of any interest due)	$ 0.00
16.	Interest due pursuant to Rule 456(d)(5) if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year	$ 0.00
17.	Total amount of registration fee due, including any interest due, if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year	$ 0.00
18.	Total Fee Offsets	$ 0.00
19.	Net amount of registration fee due (including any interest due if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year) after offsets	$ 0.00